CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Wednesday, November 2, 2022

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2022 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., today announced results for the third quarter of 2022.

Highlights
•Revenue decreased 3.8% compared to Q3 2021, reflecting lower consumer sales overall partially offset by higher commercial sales
•Operating profit was $9.4 million compared to $7.4 million in Q3 2021, reflecting gross profit margin expansion and lower SG&A expense
•Demand for small kitchen appliances continues to be significantly higher than pre-pandemic levels and modestly softer than 2021
•For the full year 2022, Hamilton Beach Brands expects revenue to decrease slightly and operating profit to increase significantly compared to 2021

Third Quarter 2022 Compared to Third Quarter 2021
Total revenue decreased $5.9 million, or 3.8%, to $150.8 million compared to $156.7 million, primarily due to lower unit volume partially offset by price increases and a favorable product mix. Sales decreases in the Company's Latin American, Mexican and U.S. consumer markets were partially offset by increases in the global commercial and Canadian consumer markets. Revenue also decreased in Brazil and China as the Company has transitioned to a licensing model in those markets as of the end of 2021. In the Company's consumer markets, decreased sales in the third quarter reflected continued inventory rebalancing overall by many retailers, timing of holiday build orders, and slightly softer point of sale.
In the Company's global commercial market, revenue increased $3.9 million, or 35.8%. This growth reflects a continued strong rebound in the food service and hospitality industries from pandemic-driven demand softness as well as the Company's new product introductions and line extensions.
The Company continued to make progress with its strategic initiatives in the third quarter of 2022. Ecommerce sales increased 7.8% and accounted for 34.5% of total revenue compared to 30.8% in the third quarter of 2021. Premium market sales increased 35.1%, and sales in the home health and wellness market grew 29.6%.
Gross profit was $34.8 million compared to $33.3 million. Gross profit margin expanded to 23.1% compared to 21.2%, due to the impact of pricing initiatives that offset higher product costs, favorable product mix, and lower expenses for outside warehousing and labor compared to the prior year.
Selling, general and administrative expenses decreased to $25.4 million compared to $25.8 million, primarily due to non-recurring expenses for last year's distribution center relocation.
Operating profit was $9.4 million compared to $7.4 million.
Net income was $5.9 million, or $0.43 per diluted share, compared to net income of $5.7 million, or $0.41 per diluted share.

During the three months ended September 30, 2022, the Company repurchased 109,828 shares of its Class A common stock at prevailing market prices for an aggregate purchase price of $1.4 million.

Cash Flow and Debt
For the nine months ended September 30, 2022, net cash used for operating activities was $40.2 million compared to a use of $4.1 million in the prior year, primarily due to net working capital, which was a use of cash of $62.1 million in 2022 compared to use of cash of $4.4 million in 2021. Trade receivables provided net cash of $21.4 million during 2022 compared to $26.5 million in 2021, due to the lower sales and improvement in days outstanding. Net cash used for inventory and accounts payable combined was $83.5 million in 2022 compared to $30.9 million in 2021.
Elevated inventory levels are primarily due to longer lead times in the supply chain, retailer inventory rebalancing programs, and normal variations in holiday build ordering patterns. While the Company's products are not in an overstocked position at retail, overstock levels in other categories are having an impact on retailer reorders overall. Strong placements for the holiday selling season and purchase order adjustments are expected to enable the Company to significantly reduce current inventory levels by the end of the year.
Capital expenditures through the third quarter of 2022 decreased to $1.6 million compared to $9.1 million through the third quarter of 2021, primarily due to capital spending for the Company's new distribution center in the prior year that did not recur.
At September 30, 2022, net debt, or debt minus cash and cash equivalents, was $144.5 million compared to $113.5 million at September 30, 2021, and $95.7 million at December 31, 2021, due to higher net working capital.

Outlook
Demand for small kitchen appliances in the U.S. remains significantly higher than pre-pandemic levels and modestly softer than 2021. Consumers continue to prepare a significant number of meals and beverages at home as a result of new habits formed during the pandemic, hybrid or continued remote work-from-home practices, a heightened interest in healthy eating, and as a means to control expenses during inflationary times. The global commercial market is expected to continue to rebound strongly from pandemic-driven demand softness.
The Company expects continued progress with its strategic initiatives in 2022 as it focuses on increasing sales in the premium, home health and wellness, and global commercial markets, and in the ecommerce channel. The Company has introduced a broad array of new products across all of its brands and has secured strong placements for the holiday selling season. For the fourth quarter of 2022, the Company expects that revenue will increase modestly compared to the fourth quarter of 2021. For the full year 2022, Hamilton Beach Brands expects revenue to decrease slightly compared to record revenue in 2021. Full-year operating profit is expected to increase significantly compared to 2021, including a $10 million insurance recovery in the first quarter of 2022. Final results will depend upon consumer pull-through and retailer reorders throughout the holiday selling season.
The Company's six strategic initiatives are focused on long-term growth and value creation. Following is a brief summary of each one.
Expand in Home Health and Wellness: This initiative was added in 2021. During the past year, the Company took many steps to introduce new products in the air purification, water filtration and home medical categories. New products in these categories are expected to generate revenue as they are launched in 2022 and into 2023 and gain momentum. To date, the Company has:
–Introduced the first products in a new line of premium air purifiers under the Clorox® brand name as part of an exclusive multiyear trademark licensing agreement with The Clorox Company. The Company is pleased with consumer acceptance of these new products.
–Launched the Smart Sharps Bin® from Hamilton Beach Health® powered by HealthBeacon® for at-home injection care management in the U.S. home medical market under an exclusive multiyear agreement with HealthBeacon plc. In the third quarter of 2022, the system became Medicare and Medicaid eligible, in addition to being FSA and HSA eligible, which is expected to drive increased adoption.

–Entered into an exclusive multiyear trademark licensing agreement with Brita® and plans to launch a new line of countertop water appliances in early 2023.
Gain Share in the Premium Market: New products and digital marketing are expected to drive growth of the Company's premium brand products. In 2022, the Company launched Generation 2 of the Bartesian® premium cocktail machine, introduced the Bartesian Duet, a smaller 2-bottle model, and a commercial model. The CHI® garment care brand continues to grow as consumers return to offices and engage in more out-of-home activities.
Lead in the Global Commercial Market: The Company expects to generate additional growth in the global commercial market through product development, digital marketing and increasing customer relationships with regional and global chains.
Drive Core Growth: The Company plans to drive growth of its flagship Hamilton Beach® and Proctor Silex® brands through innovative new product development, including an emphasis on higher priced products, and digital marketing.
Accelerate Digital Transformation: The Company plans to continue to invest in robust digital marketing for all of its brands and markets.
Leverage Partnerships and Acquisitions: The Company is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances and acquisitions that would drive growth in all of its markets.
Hamilton Beach Brands expects to benefit from its strengths and competitive advantages, even during periods of economic downturn. These include:
–Leader in the small kitchen appliance industry.
–Leading market share. Hamilton Beach is the #1 small kitchen appliance brand in the USA, in brick-and-mortar and ecommerce channels, based on units sold.
–Strong portfolio of preferred, well-known, trusted brands covers the broad range of value to luxury markets and more than 50 categories. The Company's diversified portfolio provides exposure to high-income consumers through its premium products. It also provides numerous offerings to value-tier consumers and includes the opportunity to capture potential trade-down during times of economic downturn. The Company also has exposure to the higher-priced, higher-margin global commercial food service and hotel room amenities markets.
–Well-developed ecommerce capability. Online sales accounted for 35.1% of total revenue for the nine months ended September 30, 2022.
–History of proven innovation. The Company has launched new products across the highest demand categories in the second half of 2022. The Company's new product development supports its strategic initiatives for growth of its flagship brands, Hamilton Beach and Proctor Silex, as well as in the premium, home health and wellness, and global commercial markets.
–Resilient during past economic downturns. The small kitchen appliance industry and the Company have been resilient during recessionary times, as consumers become more home centric and cook more, and many product categories are considered essential.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, November 3, 2022, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, Brightline® and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, Clorox® air purifiers, and Brita® countertop water appliances. Hamilton Beach Brands markets and distributes the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Hamilton Beach Brands has entered the home medical market through a multiyear agreement with HealthBeacon plc and is the exclusive marketer and distributor of a smart Injection Care Management System in the U.S. and Canada under the new brand name Hamilton Beach Health®. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage ongoing constraints throughout the global transportation supply chain, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on the Company's business; (4) the direct and indirect impacts of the increasingly volatile global economic conditions as a result of the conflict in Ukraine; (5) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (6) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (7) bankruptcy of or loss of major retail customers or suppliers, (8) changes in costs, including transportation costs, of sourced products, (9) delays in delivery of sourced products, (10) changes in or unavailability of quality or cost effective suppliers, (11) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products, (12) the impact of tariffs on customer purchasing patterns, (13) product liability, regulatory actions or other litigation, warranty claims or returns of products, (14) customer acceptance of, changes in costs of, or delays in the development of new products, (15) increased competition, including consolidation within the industry, (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (18) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Furthermore, the situation surrounding COVID-19, including the mutation of variants, continues to remain fluid globally and the Company continues to manage ongoing challenges associated with the pandemic as they relate to demand, supply and operations. The potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price remains a risk. The Company cannot reasonably estimate with any degree of certainty any future impact of COVID-19. The extent of any impact will depend on the scope of any new virus mutations and outbreaks, the nature of government public health guidelines and the public’s adherence to those guidelines, the success of business and economic recovery as the pandemic recedes, the easing of pandemic-driven supply chain disruptions, unemployment levels, and the extent to which new lockdowns may be needed or are required in particular countries including China.
*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2022	2021	2022	2021
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$150,823	$156,740	$444,701	$460,644
Cost of sales	115,979	123,456	349,649	367,284
Gross profit	34,844	33,284	95,052	93,360
Selling, general and administrative expenses	25,425	25,788	67,361	79,614
Amortization of intangible assets	50	50	150	150
Operating profit (loss)	9,369	7,446	27,541	13,596
Interest expense, net	1,289	662	2,889	2,080
Other expense (income), net	432	(126)	1,646	(179)
Income (loss) before income taxes	7,648	6,910	23,006	11,695
Income tax expense (benefit)	1,741	1,204	4,837	3,027
Net income (loss)	$5,907	$5,706	$18,169	$8,668

Basic and diluted earnings (loss) per share	$0.43	$0.41	$1.30	$0.62

Basic weighted average shares outstanding	13,869	13,887	13,999	13,872
Diluted weighted average shares outstanding	13,892	13,902	14,026	13,888

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30 2022	DECEMBER 31 2021	SEPTEMBER 30 2021
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,504	$1,125	$1,463
Trade receivables, net	97,802	119,580	120,672
Inventory	244,464	183,382	176,982
Prepaid expenses and other current assets	13,295	14,273	22,755
Total current assets	357,065	318,360	321,872
Property, plant and equipment, net	28,363	30,485	31,699
Goodwill	6,253	6,253	6,253
Other intangible assets, net	1,542	1,692	1,742
Deferred income taxes	1,800	4,006	3,088
Deferred costs	14,465	18,703	14,785
Other non-current assets	7,432	3,005	3,024
Total assets	$416,920	$382,504	$382,463
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$111,485	$131,912	$126,231
Accrued compensation	10,543	11,719	10,797
Accrued product returns	4,651	6,429	6,048
Other current liabilities	13,222	14,116	17,084
Total current liabilities	139,901	164,176	160,160
Revolving credit agreements	146,051	96,837	114,950
Other long-term liabilities	13,019	19,212	19,448
Total liabilities	298,971	280,225	294,558
Stockholders' equity
Class A Common stock	106	103	102
Class B Common stock	39	40	41
Capital in excess of par value	64,117	61,586	61,233
Treasury stock	(8,939)	(5,960)	(5,960)
Retained earnings	74,597	60,753	49,505
Accumulated other comprehensive loss	(11,971)	(14,243)	(17,016)
Total stockholders' equity	117,949	102,279	87,905
Total liabilities and stockholders' equity	$416,920	$382,504	$382,463

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
	2022	2021
	(In thousands)
Operating activities
Net income (loss)	$18,169	$8,668
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	3,552	3,077
Deferred income taxes	912	4,245
Stock compensation expense	2,533	2,883
Brazil foreign currency loss	2,085	—
Other	898	1,208
Net changes in operating assets and liabilities:
Affiliate payable	—	(505)
Trade receivables	21,370	26,546
Inventory	(63,328)	(3,082)
Other assets	2,181	(12,160)
Accounts payable	(20,150)	(27,868)
Other liabilities	(8,395)	(7,118)
Net cash provided by (used for) operating activities	(40,173)	(4,106)
Investing activities
Expenditures for property, plant and equipment	(1,560)	(9,109)
Net cash provided by (used for) investing activities	(1,560)	(9,109)
Financing activities
Net additions (reductions) to revolving credit agreements	49,604	16,580
Purchase of treasury stock	(2,979)	—
Cash dividends paid	(4,325)	(4,078)
Financing fees paid	(47)	—
Other financing	—	(243)
Net cash provided by (used for) financing activities	42,253	12,259
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(204)	4
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	316	(952)
Balance at the beginning of the period	2,150	3,436
Balance at the end of the period	$2,466	$2,484

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$1,504	$1,463
Restricted cash included in prepaid expenses and other current assets	58	208
Restricted cash included in other non-current assets	904	813
Total cash, cash equivalents, and restricted cash	$2,466	$2,484